FOR IMMEDIATE RELEASE

news release
GoDaddy Inc. Completes Refinancing of Existing Tranche B-6 Term Loans

TEMPE, Ariz., December 16, 2024 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY) announced Go Daddy Operating Company, LLC and GD Finance Co, LLC (each, a subsidiary of GoDaddy Inc. and together, the “Borrowers”) closed the previously announced credit agreement refinancing. In connection with the closing, the Borrowers entered into a Twelfth Amendment (the “Twelfth Amendment”) to the Second Amended and Restated Credit Agreement, dated as of February 15, 2017 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), by and among the Borrowers, Desert Newco, LLC, Royal Bank of Canada as the Administrative Agent, the Collateral Agent, the Swingline Lender and a Letter of Credit Issuer, and the other parties thereto. Capitalized terms used, but not defined in this news release are as defined in the Credit Agreement as amended by the Twelfth Amendment, which will be filed with the Securities and Exchange Commission.

The Twelfth Amendment provides for a new $1,463 million tranche of term loans maturing in 2029 (the “Replacement Term Loans”), the proceeds of which were used to refinance all outstanding Existing Tranche B-6 Term Loans. The amortization rate for the Replacement Term Loans is 1.00% per annum and the first installment shall be payable on or about December 31, 2024. Pursuant to the Twelfth Amendment, the Applicable Margin is (i) 1.75% for the Replacement Term Loans that are SOFR Loans and (ii) 0.75% for the Replacement Term Loans that are ABR Loans.

About GoDaddy

GoDaddy helps millions of entrepreneurs globally start and scale their businesses. People come to GoDaddy to name their idea, build a website and logo, sell their products and services, and accept payments. GoDaddy Airo™, the company's AI-powered experience, makes growing a small business faster and easier by helping them to get their idea online in minutes, drive traffic and boost sales. GoDaddy's expert guides are available 24/7 to provide assistance. To learn more about the company, visit www.GoDaddy.com.

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Contacts
Investors
Christie Masoner
investors@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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